Exhibit 4.1.2

SETTING FORTH THE PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES C PREFERRED STOCK OF
TORBAY HOLDINGS, INC.

Torbay Holdings, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation has the authority to issue 20,000,000 shares of Preferred Stock, par value $0.0001 per share; and, further

The Board of Directors of the Corporation has the authority to issue any or all of such shares in one or more series and by resolution to provide for the designation of each series to be issued pursuant to the foregoing authority.

The Board of Directors previously designated 700,000 shares as Series 1 Preferred Stock, and 10,000,000 shares of Series B Preferred Stock leaving 9,300,000 shares undesignated.

On September 28, 2007, the Board of Directors of the Corporation unanimously adopted the following resolution regarding the designation of 7,500,000 additional series of preferred stock, to be designated as Series C Preferred Stock and the filing of a Certificate of Designation with respect thereto:

“RESOLVED, that a series of the authorized preferred stock entitled Series C Preferred Stock is hereby created with the following designations, preferences and rights:

 Designation and Amount; Par Value. The shares of such series are designated as Series C Preferred Stock (the "Series C Preferred Stock") and the number of shares constituting such series is 7,500,000. The par value of each share of the series is $0.0001.

Voting. The holders of Series C Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote (including, but not limited to, the election of directors of the Corporation), in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. Each share of Series C Preferred Stock shall entitle the holder thereof to sixty (60) votes. Each share of Series C Preferred Stock shall be entitled to receive notice of or attend any annual or extraordinary meeting of shareholders of the Corporation.

Dividends. The holders of the Series C Preferred Shares shall have the same rights regarding dividends as Common Shares.

Redemption at the Option of the Corporation. (a) The Corporation may redeem all, but not less than all, of the outstanding shares of Series C Preferred Stock as follows.

(b) The date of an optional redemption of Series C Preferred Stock pursuant to this subsection (an "Optional Redemption Date") shall be a day not less than thirty (30) days from the date of the notice of optional redemption sent by the Corporation in accordance with the provisions set forth in this section below. No date will be an Optional Redemption Date unless the Optional Redemption Price (as hereinafter defined) is paid in full in cash on such date, and if not so paid in full, the Optional Redemption Date will be the date on which such Optional Redemption Price is fully paid as permitted and required by this Certificate of Designation.

(c) For each share of Series C Preferred Stock which is to be redeemed pursuant to this subsection, the Corporation will be obligated on the Optional Redemption Date to pay to the holder thereof, upon surrender by such holder at the Corporation's principal office of the certificate representing such shares of Series C Preferred Stock endorsed or assigned in blank to the Corporation, an amount equal to $1.00 per share, plus all accrued but unpaid dividends on such share (the “Optional Redemption Price”).

(d) No share of Series C Preferred Stock is entitled to any dividends accruing after the Optional Redemption Date. On the Optional Redemption Date all rights of the holder of such share of Series C Preferred Stock will cease and such share of Series C Preferred Stock will not be deemed to be outstanding. Any shares of Series C Preferred Stock which are redeemed or otherwise acquired by the Corporation will be cancelled and will not be reissued, sold or transferred.

(e) Not less than 30 nor more than 60 days prior to the Optional Redemption Date, the Corporation shall give written notice to each of the holders of Series C Preferred Stock of any redemption to be made pursuant to this section specifying the date of such redemption and instructing the holders of Series C Preferred Stock where to deliver certificates for the shares being redeemed and any other information reasonably necessary in connection with such redemption.

(f) In the event that the Corporation shall give notice to the holders of Series C Preferred Stock of an optional redemption by the Corporation, prior to the Optional Redemption Date each holder of Series C Preferred Stock shall have the right to convert some or all of such holder’s shares of Series C Preferred Stock into common stock of the Corporation as hereinafter provided.

Mandatory Redemption. (a) The Corporation shall redeem any and all outstanding shares of Series C Preferred Stock on October 1, 2012 (the “Mandatory Redemption Date”).
(b) For each share of Series C Preferred Stock which is to be redeemed pursuant to this subsection, the Corporation will be obligated on the Mandatory Redemption Date to pay to the holder thereof, upon surrender by such holder at the Corporation's principal office of the certificate representing such shares of Series C Preferred Stock endorsed or assigned in blank to the Corporation, an amount equal to the Liquidation Preference (as such term is hereinafter defined) per share.

(c) No share of Series C Preferred Stock is entitled to any dividends accruing after the Mandatory Redemption Date. On the Mandatory Redemption Date all rights of the holder of such share of Series C Preferred Stock, other than the right to receive payment of the Liquidation Preference per share of such Series C Preferred Stock upon surrender by such holder at the Corporation's principal office of the certificate representing such shares of Series C Preferred Stock endorsed or assigned in blank to the Corporation, will cease and such share of Series C Preferred Stock will not be deemed to be outstanding. Any shares of Series C Preferred Stock which are redeemed or otherwise acquired by the Corporation will be cancelled and will not be reissued, sold or transferred.

(d) Not less than 30 nor more than 60 days prior to the Optional Redemption Date, the Corporation shall give written notice to ach of the holders of Series C Preferred Stock of the mandatory redemption to be made pursuant to this section specifying the date of such redemption and instructing the holders of Series C Preferred Stock where to deliver certificates for the shares being redeemed and any other information reasonably necessary in connection with such redemption.

(e) Until the Mandatory Redemption Date, each holder of Series C Preferred Stock shall have the right to convert some or all of such holder’s shares of Series C Preferred Stock into common stock of the Corporation as hereinafter provided.

(f) In the event of a redemption in accordance with this section, if the funds of the Corporation legally available for redemption of Series C Preferred Stock on the Mandatory Redemption Date are insufficient to redeem all of the shares of Series C Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of Series C Preferred Stock ratably among the holders of the Series C Preferred Stock to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such Series C Preferred Stock, such funds will promptly be used to redeem the balance of the shares of such Series C Preferred Stock.

 Conversion. (a) Right to Convert. Each share of Series C Preferred Stock may at any time be converted at the option of the holder thereof into ten (10) shares of common stock of the Corporation (the “Conversion Ratio”) provided and to the extent that the Corporation shall then have a sufficient number of authorized, but unissued shares of its common stock to issue upon such conversion. If at any time while any shares of Series C Preferred Stock remain outstanding the Corporation does not have a sufficient number of authorized and unissued shares of Common Stock to issue upon conversion of all of the outstanding shares of Series C Preferred Stock, then the Corporation shall as promptly as practicable use its reasonable best efforts to increase the Corporation's authorized Common Stock to an amount sufficient to allow the Corporation to have available a sufficient number of authorized and unissued shares of Common Stock to issue upon conversion of all of the shares of Series C Preferred Stock then outstanding. The Conversion Ratio shall be subject to adjustment as set forth in clause (c).

(b) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c) Conversion Ratio Adjustments of Series C Preferred Stock. The Conversion Ratio of the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

(i) In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Ratio of the Series C Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such Series C Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time is decreased by a reverse stock split or combination of the outstanding shares of Common Stock, then, following the record date of such reverse stock split or combination, the Conversion Ratio for the Series C Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(iii) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case, the holders of Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(iv) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination transaction provided for elsewhere herein), provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series C Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this clause with respect to the rights of the holders of Series C Preferred Stock after the recapitalization to the end that the provisions of this clause (including adjustment of the Conversion Ratio then in effect and the number of shares purchasable upon conversion of Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(d) No Impairment. The Corporation will not, by amendment of this Certificate of Designation or the Certificate of Incorporation of the Corporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this clause and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series C Preferred Stock against impairment.

(e) No Fractional Shares and Certificate as to Adjustments,

(i) No fractional shares shall be issued upon the conversion of any share or shares of Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of any series of Series C Preferred Stock pursuant to this clause, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series C Preferred Stock.

(f) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series C Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Liquidation Preference. In the event of a Liquidation Event, the holders of Series C Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital shares of the Corporation of any class junior in rank to the Series C Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Corporation ("Junior Shares"), an amount per share of Series C Preferred Stock equal to $0.60 plus accrued, but unpaid dividends thereon (the “Liquidation Preference”); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders and holders of shares of other classes or series of preferred shares of the Corporation that are of equal rank with the Series C Preferred Stock as to payments of Liquidation Funds (the "Pari Passu Shares"), then each holder of Series C Preferred Stock and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference (in accordance with the terms of the certificate of designations (or other equivalent document or instrument) governing payments to the holder of such shares upon a dissolution or liquidation of the Corporation) as a percentage of the full amount of Liquidation Funds payable to all holders of Series C Preferred Stock and Pari Passu Shares. All the preferential amounts to be paid to the holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of other classes or series of preferred shares of the Corporation junior in rank to the Series C Preferred Stock in connection with a Liquidation Event as to which this Section applies. For purposes of this Section, "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any subsidiaries of the Corporation the assets of which constitute all or substantially all of the business of the Corporation and its subsidiaries taken as a whole, in a single transaction or series of transactions. The purchase or redemption by the Corporation of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event. For purposes hereof, any outstanding shares of Series B Preferred Stock shall be deemed to be Pari Passu Shares.

IN WITNESS WHEREOF, TORBAY HOLDINGS, INC. has caused this Certificate of Designation to be executed by its President and attested to by its Secretary this 28th day of September, 2007.

TORBAY HOLDINGS, INC.

/s/ Richard K Lauer
President
ATTEST:

/s/ Richard K Lauer
Secretary